AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2003

                    INVESTMENT COMPANY ACT FILE NO. 811-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                          THE GLOBAL CHINA GROWTH FUND
                                     (Name)


                                111 Fifth Avenue
                            New York, New York 10003
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                            (212) 806-8800 (Telephone
                          Number, including Area Code)


                               Mr. Gregory S. Duch
                           Fred Alger Management, Inc.
                                111 Fifth Avenue
                               New York, NY 10003
               (Name and Address of Agent for Service of Process)


CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]  NO [ ]


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on the 14th day of February, 2003.


                          THE GLOBAL CHINA GROWTH FUND


By: /s/ B. Joseph White
    --------------------------------------
    B. Joseph White, President and Trustee

Attest: /s/ James P. Connelly, Jr.
        ----------------------------------
        James P. Connelly, Jr., Trustee




                                  END OF FILING